Exhibit 99.1

Current Business Information

Quarter-To-Date

June 16, 2006

	April and May 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	11	Growth in Gases and Equipment. Chemicals flat due to portfolio restructuring.

Electronics Sales 3 Mo Rolling Avg**	9	Specialty material volumes continue to increase while equipment revenues were lower due to project timing.

EPI On-site/Pipeline Volume	7	HyCO volumes up 15%. GOX/GAN volumes lower due to maintenance outages.

Asia Liquid/Bulk Volume	27	Strong growth continues across the region.

North America Gases:

Liquid/Bulk Volume	1	LOX/LIN volumes up 3%. LHY volumes still recovering from prior supply disruptions.

LOX/LIN Price	12	Pricing programs and surcharges continue.

Europe Gases:

Liquid/Bulk Volume	5	Good growth including some spot activity. New business signings continue to be encouraging.

Cylinder Volume	1	Volumes up 6% after adjusting for fewer workdays this year.

LOX/LIN Price	5	Pricing programs across the region.

Chemical Sales Volume:	(9)	Volumes exclude Tomah acquisition and Geismar divestiture.

Performance Volume	4	Strong rebound in May volumes. Growth across Epoxy Additives, Surfactants and Polyurethane Additives.

Amines, PUI & Polymers Volumes	(14)	Emulsions volumes slightly higher. Polyurethane Intermediates volumes: lower DNT volumes due to customer shutdown partially offset by increased TDA volumes. Methylamines volumes continue to be soft.

** Three month rolling average; excludes Liquid/Bulk revenues and equity affiliate revenues.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales volumes and prices are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence earnings.